Exhibit 99.1

Invitae to Acquire Singular Bio to Help Increase Access to Genetic Screening in Early Pregnancy

— Singular Bio’s Technology Designed to Enable High-Quality, Low-Cost Genetic Testing at

Scale to Expand Access to Non-Invasive Prenatal Screening —

SAN FRANCISCO, June 17, 2019 – Invitae Corporation (NYSE: NVTA), a leading medical genetics company, today announced it has entered into a definitive agreement to acquire Singular Bio, Inc., a privately held company developing single molecule detection technology that enables lower costs and expanded use of high-quality, cell-free, nucleic acid analysis, initially for application in non-invasive prenatal screening (NIPS).

“Since we began, Invitae has invested deeply to harness the power of the most advanced genetic testing technologies in order to deliver expert-level genetic information at scale, and bringing this company into Invitae is the next step in that process,” said Sean George, PhD, co-founder and chief executive officer of Invitae. “Singular Bio is building an approach to non-invasive prenatal screening with the potential to achieve the cost savings necessary to provide more women with genetic information to support a healthy pregnancy. We believe this approach could eventually be applied to other areas of genetic testing. The addition of Singular Bio’s technology will further strengthen our ability to bring genetic information into mainstream medical care.”

Supporting Wider Availability of Screening in Early Pregnancy

As the utility of genetic information expands, particularly in pregnancy and reproductive health, demand for high-quality and highly affordable testing grows with it. NIPS is conducted in early pregnancy to detect chromosomal abnormalities and assess the health of the fetus via a simple blood test.

Invitae introduced its NIPS services earlier this year and recently announced reduced patient-pay pricing of $99 to improve access to testing for the six million pregnancies in the United States each year. Historically, these tests have been expensive, and therefore offered only to women in certain elevated risk groups. By investing in technologies, including those developed by Singular Bio, Invitae is driving down the cost of testing to increase the number of women who can benefit from the use of NIPS testing in early pregnancy.

“By joining together with Invitae, we believe our technology can help make routine non-invasive prenatal screening widely available,” said Hywel B. Jones, PhD, chief executive officer of Singular Bio. “We are excited that Invitae shares our drive to provide advanced molecular tests at affordable prices, thereby improving care for all patients.”

Singular Bio’s platform was designed and built specifically to meet the needs of high-volume screening in very large populations. Singular Bio’s technology combines advanced optics with custom chemistry and molecular biology to expand access to high-quality, affordable genetic analysis.

“Singular Bio is developing technology consistent with Invitae’s mission of providing the highest quality genetic information at disruptive price points,” said Eric Olivares, PhD, head of research and development at Invitae. “We are excited to partner in an effort to deliver further cost reductions that allow more patients to benefit from essential health information.”

Under the definitive agreement, Invitae will acquire Singular Bio for approximately $55 million, subject to certain adjustments, mostly in stock with the balance in cash. Such amount takes into account Singular Bio’s estimated cash balance of approximately $5 million at closing. Invitae will also be granting stock awards for up to $90 million to employees of Singular Bio who will continue post-acquisition with Invitae. Such awards will vest based in part on their continued service and the achievement of certain milestones. The acquisition is expected to close in the coming weeks, subject to customary closing conditions. Invitae expects that the transaction will be cash neutral at close and has already factored in the additional operating expense of this acquisition in prior statements about expected 2019 cash burn.

About Singular Bio

Singular Bio’s technology provides single molecule analysis of a patient’s DNA, giving exquisite sensitivity for detecting many common conditions. The company’s mission is to expand access to fundamental healthcare information by making advanced genetic tests available to everyone. Singular Bio was co-founded by Hywel B. Jones and Kalim Mir.

About Invitae

Invitae Corporation (NYSE: NVTA) is a leading medical genetics company whose mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae’s goal is to aggregate the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower prices. For more information, visit the company’s website at invitae.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the potential benefits of the proposed acquisition; the expected timing of the closing of the proposed acquisition; the expected impact of the acquisition on the company’s cash; the capabilities and benefits of Singular Bio’s technology; the company’s ability to develop and scale Singular Bio’s technology; the company’s business strategy, and its beliefs regarding the ways in which the proposed acquisition will contribute to that strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the parties’ ability to satisfy the conditions precedent to the consummation of the proposed transaction, including the parties’ ability to close the proposed merger; the occurrence of any event that could give rise to the termination of the definitive agreement; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings that may be instituted against the parties following announcement of the proposed transaction; the risk that expected benefits of the proposed transaction may not be achieved in a timely manner, or at all; the risk that Singular Bio may not be successfully integrated with the company’s business following the closing, or that Singular Bio’s technology may not be successfully developed as part of or following such integration; the company’s history of losses; the company’s ability to compete; the company’s ability to manage growth effectively; the company’s ability to use rapidly changing genetic data to interpret test results accurately and consistently; security breaches, loss of data and other disruptions; laws and regulations applicable to the company’s business; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

Source: Invitae Corporation

Contact:

Laura D’Angelo

pr@invitae.com

(628) 213-3283

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